UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hemminghaus, R. R.
   P.O. Box 696000
   San Antonio, Texas  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 31, 1999
5. If Amendment, Date of Original (Month/Year)
   June 10, 1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |118,704 (a)(b)     |D     |                           |
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Common Stock               |      |    | |                  |   |           |11,187 (l)         |I     |                           |
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Common Stock               |      |    | |                  |   |           |685 (i)            |I     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (right to|        |5/4/9|A   |V|1,000      |A  |5/2/0|5/4/0|Common Stock|1,000  |$23.937|792,837     |D  |            |
 buy)(g)              |        |9    |    | |           |   |0    |9    |            |       |5      |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(a) 2,308 of such shares were issued pursuant to the Non-Employee Director Plan and remain subject to forfeiture as of May 31,
1999.
(b) 1,973 of such shares were issued pursuant to Long-Term Incentive Plans and remain subject to forfeiture as of
May 31, 1999.
(g) Employee Stock option granted under the Company's Long-Term Incentive
Plans.
(i) This stock has been previously reported, but is included for cumulative reporting purposes. 583 shares with respect to which I act as trustee for two grandchildren and 102 shares as trustee for my son under the Texas
Uniform Gifts to Minors Act.  I disclaim beneficial ownership of all such shares.
(l) This stock is owned by trusts for the benefit of my children and grandchildren of which I am a Co-Trustee. I disclaim beneficial ownership of all such
shares
SIGNATURE OF REPORTING PERSON
/s/ R. R. Hemminghaus (By Power of Attorney)
DATE
February 11, 2000